EXHIBIT 99.1

Memorandum

To:	Directors and Section 16 Officers
From:	Keene Turner, SEVP, CFO and COO, Enterprise Financial Services Corp
Date:	October 22, 2025
Re:	Event-Specific Blackout Notice

As some of you may know, we are moving the administration of the EFSC 401(k) Plan (“Plan”) to Fidelity Investments® effective December 2, 2025. As a result of the change in administration, our Plan participants will be required to undergo a Plan-specific blackout period (the “Plan Participant Blackout Period”) during which all Plan participants will be restricted from exercising any rights that are otherwise available under the Plan.

Also as a result of these changes, and during the same time period that Plan participants are restricted from activity under the Plan, we are providing notice to you of an event-specific blackout that will run concurrent with the Plan Participant Blackout Period during which Directors and Section 16 Officers will be restricted from engaging in any buying or selling of the Company’s securities under the EFSC Insider Trading Policy.

The Event-Specific Blackout will begin at 4:00 pm Eastern Time on November 24, 2025 and is expected to end during the week of January 4, 2026. Please refrain from transacting in Company securities during this time until the Event-Specific Blackout is lifted. As a reminder, these trading restrictions not only apply to the Company's common shares (ticker: "EFSC") but they also apply to our publicly traded preferred stock (ticker: "EFSCP") and any other Company securities including subordinated debt, etc.

Please note that trading restrictions implemented hereunder are in addition to any quarterly or other trading restrictions under the EFSC Insider Trading Policy.

Please reach out to me should you have any questions.

Thank you.
Memorandum | Event-Specific Blackout Notice